SCOUT FUNDS 6-30-11 NSAR-B
EX-99.77M

On January 25, 2011, the Board of
Trustees of Scout Funds, on behalf of
the Scout Core Bond Fund (f/k/a Scout
Bond Fund) and the newly created Scout
Core Plus Bond Fund (the Acquiring
Funds), approved an Agreement and Plan
of Reorganization (the Plan) pursuant
to which the Frontegra Columbus Core
Fund and Frontegra Columbus Core Plus
Fund, both series of Frontegra Funds,
Inc. (the Acquired Funds), would be
reorganized with and into, respectively, the Scout Core Bond Fund and Scout Core
Plus Bond Fund (the Reorganizations).

A meeting of the shareholders of the
Acquired Funds was held on April 18,
2011.  At that meeting, shareholders of
the Acquired Funds approved the
Reorganizations.  The tax-free
Reorganizations were accomplished after
the close of business on April 21, 2011
by exchanging the assets and liabilities of each Acquired Fund for shares of the respective Acquiring Fund. Shareholders holding Institutional Class shares of an Acquired Fund received Institutional
Class shares of the respective Acquiring
Fund in the Reorganizations.
Shareholders holding Class Y shares of
the Frontegra Columbus Core Plus Fund
received Class Y shares of the Scout
Core Plus Bond Fund in the
Reorganization.  The Acquired Funds are
the accounting survivors of the
Reorganizations for financial statement
and performance reporting purposes.